U.S. WIRELESS DATA (R) INC.
                              Delivering The New Standard       Wireless Express
                              In Transaction Processing          Payment Service
--------------------------------------------------------------------------------

       U.S. WIRELESS DATA, INC. ANNOUNCES ADDITIONAL $12.8 MILLION EQUITY
                      FINANCING; APPOINTS NEW BOARD MEMBERS


New York, NY - March 29, 2000 - U.S. Wireless Data, Inc. (OTCBB: USWDA) announced today that it has closed on an additional $12.8 million in gross proceeds from its previously announced private offering of securities to accredited investors, bringing total gross proceeds to approximately $50 million. The Company also announced that it has appointed four new Directors to the Board, effective today, raising the number of Board Members to seven.

As previously disclosed, the equity financing involved the issuance of shares of Series C Convertible Preferred Stock which are convertible into common stock at a conversion price of $1.50 per share, and warrants to purchase a number of shares of common stock equal to 25% of the number of shares into which the Series C Convertible Preferred Stock is convertible, at an exercise price of $1.50 per share. Investors in the private offering have agreed to a one-year lock-up subject to an extension for an additional six months under certain circumstances.

The securities referred to above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company's four new Directors to the Board are:

Barry A. Kaplan, CFA is a Managing Director at Goldman, Sachs & Co. Mr. Kaplan co- heads the U.S. Communications, Media and Entertainment efforts of the firm's Investment Research Department, and covers the wireless communications and cable television industries. Prior to joining Goldman, Sachs in 1986, Mr. Kaplan was an analyst with Bear, Stearns & Co. and A.G. Becker Inc. and has also worked in the broadcast industry. Mr. Kaplan is a graduate of Brandeis University and is a member of the Board of Overseers of the University's Graduate School of International Economics and Finance. He received his MBA from the Wharton School of the University of Pennsylvania.

Edwin M. Cooperman is Chairman of the Board of Tutor Time Learning Systems, Inc. a privately held company engaged in pre-school education and childcare. He is also a principal of T.C. Solutions, a privately held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where his responsibilities included expanding the Travelers Bank Group's credit card portfolios. Prior to joining Travelers Group, Mr. Cooperman had a distinguished career at American Express, where he ultimately became Chairman and co-Chief Executive of Travel Related Services, North America. His responsibilities included the American Express Card, American Express Travel Services, American Express Corporate Card, card member investments, insurance, and lending products and services. After earning a J.D. from Ohio State University Law School and an L.L.M. degree from NYU School of Law, Mr. Cooperman went on to become an associate professor at the U.S. Military Academy at West Point.

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Amy L.  Newmark,  CFA is a private  investor  in the  technology,  Internet  and telecommunications fields. Until 1997, Ms. Newmark was Executive Vice President Strategic Planning at Winstar Communications, Inc., a telecommunications, Internet, and media company. Before joining Winstar Communications, Ms. Newmark was a general partner of Information Age Partners, a hedge fund investing primarily in technology and emerging growth companies. Prior to that she was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is a director of Cereus Technology Partners, Inc., QueryObject Systems Corp., and iQO.com. Ms. Newmark graduated magna cum laude from Harvard College.

Michael S. Falk is the co-founder and Chief Executive Officer of Commonwealth Associates, L.P., a New York-based merchant bank founded in 1988 that specializes in early- stage investments in Internet, technology and telecommunications businesses. Mr. Falk has served as an officer of Commonwealth since 1988 and as its Chief Executive Officer since 1995. Mr. Falk is a director of FutureLink Corporation, an Application Service Provider (ASP), Intelispan, Inc. a managed network services provider, and EB2B Commerce, Inc.

In addition to these new members, the Board of Directors also includes Dean M. Leavitt, the Company's CEO, Alvin C. Rice, and Chester N. Winter.

U.S. Wireless Data, Inc. has developed and is marketing its proprietary technology that brings together three large, rapidly growing industries - transaction processing, wireless data transport and the Internet - to enable wireless payment processing. The Company's WEPS equipment provides a gateway between all of the parties within a wireless point-of-sale ("POS") transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. By providing a seamless interface between a merchant's POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed almost as fast as cash, without the cost and inconvenience of being tethered to a telephone line. In addition, WEPS' Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company's new business plan; market acceptance of the Company's products; the Company's requirement for additional capital; the failure to execute definitive agreement with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The Company assumes no obligation to update this information. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission's EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

Company Contact:                           Investor Relations Contact:
Dean M. Leavitt                            Lippert/Heilshorn & Associates, Inc.
Chairman and CEO                           John Nesbett/William Walkowiak, CFA
(212) 750-7766                              (212) 838-3777
                                           elisa@lhai.com


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